Exhibit 10.1

AGREEMENT TO FORFEIT
NON-QUALIFIED STOCK OPTIONS

     THIS AGREEMENT, dated as of May 13, 2009 (this “Agreement”), between Mel Karmazin (the “Executive”) and Sirius XM Radio Inc. (the “Company”).

     WHEREAS, the Company has adopted and sponsors the Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (the “Plan”), under which the Company is permitted to grant equity based incentive compensation to its employees;

     WHEREAS, pursuant to the Option Agreement entered into by and between the Company and the Executive under the Plan on the following award dates, the Company granted the Executive the stated number of non-qualified stock options, of which the stated number of options were unexercised as of the date hereof:

Award Date	Number of Stock Options	Unexcercised Options
November 18, 2004	30,000,000	30,000,000

     WHEREAS, the non-qualified stock options that are unexercised as of the date hereof (the “Unexercised Options”) have little or no value based on the exercise price for such Unexercised Options and the current market conditions;

     WHEREAS, the Executive wishes to forfeit the Executive’s Unexercised Options, and make them available for further awards under the Plan, and the Company wishes to agree to such forfeiture.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

     1. Unexercised Options. All Unexercised Options previously granted to the Executive are forfeited, and the Executive shall have no further rights in such Unexercised Options.

     2. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     3. Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.

     4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of principles of conflicts of laws that may require the application of the laws of another jurisdiction.

     IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first set forth above.

/s/	Mel Karmazin
Mel Karmazin

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary